July 26, 2023 Landstar System, Inc. Earnings Conference Call Second Quarter 2023 Date Published: 07/26/2023 Exhibit 99.2

Forward Looking Statements Disclaimer: The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995. Statements made in this slide presentation that are not based on historical facts are “forward-looking statements.” This presentation may make certain statements containing forward-looking statements, such as statements which relate to Landstar’s business objectives, plans, strategies and expectations. Such statements are by nature subject to uncertainties and risks, including but not limited to: the operational, financial or legal risks or uncertainties detailed in Landstar’s Form 10-K for the 2022 fiscal year and Form 10-Q for the 2023 first fiscal quarter, described in the section Risk Factors, and other SEC filings from time to time. These risks and uncertainties could cause actual results or events to differ materially from historical results or those anticipated. Investors should not place undue reliance on such forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. Date Published: 07/26/2023

Non-GAAP Financial Measures: In this slide presentation, the Company provides the following information that may be deemed a non-GAAP financial measure: variable contribution, variable contribution margin and operating income as a percentage of variable contribution. Management believes variable contribution and variable contribution margin are useful measures of the variable costs that we incur at a shipment-by-shipment level attributable to our transportation network of third-party capacity providers and independent agents in order to provide services to our customers. Management believes that operating income as a percentage of variable contribution is a useful measure as: (i) variable costs of revenue for a significant portion of the Company’s business are highly influenced by short-term market-based trends in the freight transportation industry, whereas other costs, including other costs of revenue, are much less impacted by short-term freight market trends; and (ii) this measure is meaningful to investors’ evaluations of the Company’s management of costs attributable to operations other than the purely variable costs associated with purchased transportation and commissions to agents that the Company incurs to provide services to our customers. Management also believes that it is appropriate to present each of the financial measures that may be deemed a non-GAAP financial measure, as referred to above, for the following reasons: (1) disclosure of these matters will allow investors to better understand the underlying trends in the Company’s financial condition and results of operations; (2) this information will facilitate comparisons by investors of the Company’s results as compared to the results of peer companies; and (3) management considers this financial information in its decision making. A tabulation of the expenses identified as costs of revenue as well as a reconciliation of gross profit to variable contribution and gross profit margin to variable contribution margin for the 2023 and 2022 second quarters and year-to-date periods is included in this slide presentation as Appendix A. Date Published: 07/26/2023

Who We Are Landstar, a Fortune 500 company, is a worldwide, technology-enabled, asset-light provider of integrated transportation management solutions delivering safe, specialized transportation services to a broad range of customers utilizing a network of agents, third party capacity providers and employees. Date Published: 07/26/2023

Our Network Landstar Employees Approx. 1,400 Agents Approx. 1,200 Customers 25,000+ Capacity 97,000+ Date Published: 07/26/2023 July 1, 2023 YTD Results $2.81 billion in revenue 1.15 million loadings 625 million dollar agents (based on 2022 fiscal year) 10,548 BCO trucks 87,806 Carriers 18,200+ Trailers

Percentage of Revenue 2Q22 2Q23 Truck Transportation Truckload Van equipment 52% 51% Unsided/platform equipment 24% 29% Less-than-truckload 2% 2% Other truck transportation 11% 9% Rail intermodal 2% 2% Ocean and air cargo 8% 5% Transportation Management Services Date Published: 07/26/2023

Percentage change in rate is calculated on a revenue per load basis. Percentage change in volume is calculated on the number of loads hauled. Revenue ($’s in thousands) Date Published: 07/26/2023 Quarter Year-to-Date

Van Equipment Unsided/Platform Equipment Truckload Loadings and Revenue per Truckload Trends Date Published: 07/26/2023

As a Percentage of Revenue 2Q22 2Q23 Quarter over Prior Year Quarter Change in Revenue Consumer Durables 29.4 27.1 -36% Machinery 11.5 13.9 -17% Automotive 8.8 12.0 -6% Building Products 8.3 8.5 -29% AA&E, Hazmat 8.1 8.1 -31% Metals 5.1 5.0 -32% Foodstuffs 3.2 2.6 -42% Substitute Line Haul 3.6 1.9 -63% Other 22.0 20.9 -34% Transportation Revenue 100.0 100.0 -31% Industries Served Date Published: 07/26/2023

10.5% 10.2% Gross profit equals revenue less the cost of purchased transportation, commissions to agents and other costs of revenue. Gross profit margin equals gross profit divided by revenue. Gross Profit (1) and Gross Profit Margin (2) ($’s in thousands) Date Published: 07/26/2023 Quarter Year-to-Date 10.7% 10.4%

Variable contribution equals revenue less the cost of purchased transportation and commissions to agents. Variable contribution margin equals variable contribution divided by revenue. Revenue on transactions where the Company’s variable contribution margin was based on a contractually pre-determined percentage of revenue accounted for 41% and 42% of revenue in the 2022 and 2023 year-to-date periods, respectively, and 40% and 42% of revenue in the 2022 and 2023 second quarters, respectively. Variable Contribution(1) and Variable Contribution Margin (2) ($’s in thousands) Date Published: 07/26/2023 Quarter Year-to-Date 13.5% 14.4% 13.6% 11 14.5%

Operating Income as a % of Gross Profit ($’s in thousands) Date Published: 07/26/2023 Year-to-Date 12 Quarter 74.1% 64.7% 72.3% 63.0%

Operating Income as a % of Variable Contribution ($’s in thousands) Date Published: 07/26/2023 Year-to-Date 58.2% 46.5% 13 56.2% 44.4% Quarter

Date Published: 07/26/2023 Truck Capacity Data (All information is provided as of the end of the applicable period)

Net cash is defined as cash and cash equivalents plus short term investments less outstanding debt. Date Published: 07/26/2023 Key Balance Sheet and Cash Flow Statistics ($’s in thousands)

Free Cash Flow (1) , Stock Purchases and Dividends Date Published: 07/26/2023 (In Thousands) (1) Free cash flow is defined as cash flow from operations less capital expenditures, each set forth on the prior slide.

Appendix A Reconciliation of Gross Profit to Variable Contribution ($’s in thousands) Date Published: 07/26/2023 17

Date Published: 07/26/2023